Exhibit 3.146

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

HEALTHTRUST MOB, LLC

This Second Amended and Restated Limited Liability Company Agreement of Healthtrust MOB, LLC (the “Company”), effective as of September 1, 2003 (this “Agreement”), is entered into by Healthtrust, Inc.-The Hospital Company, as the sole member (the “Member”) of the Company. The Company was formed on July 6, 2000, pursuant to the provisions of the Delaware Limited Liability Company Act (“Act”).

The term of the Company shall be perpetual. The Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.

Name. The name of the limited liability company is Healthtrust MOB, LLC.

Purpose. The Company may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling, leasing, financing, and otherwise dealing with real property and healthcare businesses. The Company may engage in any and all activities necessary or incidental to the foregoing.

Registered Agent and Registered Office. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, Wilmington, Delaware 19801.

Member and Capital Contribution. The name and the business address of the Member is Healthtrust, Inc. – The Hospital Company, One Park Plaza, Nashville, Tennessee 37203. The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

Powers. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member shall have authority to designate authorized persons to act on behalf of the Company. John M. Franck II is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the any documents necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

Allocation of Profits and Losses. The Company’s profits and losses shall be allocated to the Member.

Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

Resignation. The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

Assignment and Transfer. The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.

Admission of Substitute Member. A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

Liability of Member and Managers. Neither the Member nor any authorized person shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.

Indemnification. The Company shall indemnify and hold harmless each authorized person and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

Amendment. This Agreement may be amended from time to time with the consent of the Member.

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

Executed this 30th day of September, but effective as of September 1, 2003.

HEALTHTRUST, INC. - THE HOSPITAL COMPANY

By:
John M. Franck II Vice President and Secretary

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